EXHIBIT 32.1
CERTIFICATION OF 10-K REPORT
OF
SCOTT’S LIQUID GOLD-INC.
FOR THE YEAR ENDED DECEMBER 31, 2005
1. The undersigned are the Chief Executive Officer and the Chief Financial Officer of Scott’s Liquid Gold-Inc. (“Scott’s Liquid Gold”). This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 10-K Report of Scott’s Liquid Gold for the year ended December 31, 2005.
2. We certify that such 10-K/A Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-K/A Report fairly presents, in all material respects, the financial condition and results of operations of Scott’s Liquid Gold.
This Certification is executed as of March 15, 2006.

/s/ Mark E. Goldstein

Mark E. Goldstein President, Chief Executive Officer and Chairman of the Board

/s/ Jeffry B. Johnson

Jeffry B. Johnson Treasurer and Chief Financial Officer